Exhibit 99.1

        Dollar General Names David L. Bere' President and COO


             Accelerates Inventory Management Improvements

                      Refocuses Real Estate Plans

               Authorizes $500 Million Share Repurchase

   Announces Conference Call and Third Quarter Earnings Release Date


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Nov. 29, 2006--Dollar General Corporation (NYSE: DG) today announced plans to focus on upgrading its existing store base and enhancing the store experience for customers by closing a number of stores that do not meet the Company's real estate criteria, decelerating its new store growth rate through fiscal 2008, remodeling or relocating a number of stores to improve productivity, and by eliminating its "packaway" inventory management model by the end of fiscal 2007, allowing for newer and fresher merchandise. These initiatives are part of the Company's ongoing efforts to enhance its customers' shopping experience by making stores more appealing, fresh and easy to shop and by improving the mix of merchandise offered. The Company expects that these actions will drive better disciplined inventory management and a more productive store base and will enable stronger and more profitable growth in the future. In addition, the Company announced plans to invest up to $500 million over the next two years in a share repurchase program.

    The Company also announced that it has named David L. Bere' as its new President and Chief Operating Officer, effective December 4, 2006. Mr. Bere' has been a member of the Company's Board of Directors since 2002 and will remain on the Board. Mr. Bere' will report to David A. Perdue, Chairman and CEO, and will be responsible for overseeing the business operations of the Company. He most recently served as Corporate Vice President of Ralcorp Holdings, Inc. and as the President and Chief Executive Officer of Bakery Chef, Inc., a leading manufacturer of frozen bakery products that was acquired by Ralcorp Holdings, Inc. in December 2003. Mr. Bere' spent 17 years at The Quaker Oats Company where he served as President of the Breakfast Division and the Golden Grain Division. In 1983, he was appointed White House Fellow by President Ronald Reagan. Mr. Bere' received both his bachelor's degree and master of business administration degree from Indiana University.

    "I am excited to have David join our management team as we embark upon a period of exciting changes," said Mr. Perdue. "He understands the Company and our culture. David's perspective is both strategic and tactical, and I am confident that he will play a key role as we move to the next level in the development of our business model."

    "I am honored to be a member of Dollar General's leadership team," said Mr. Bere'. "I've spent the last four and a half years learning about the Company as a member of the Board. Dollar General has a strong business model and a talented executive team, and I look forward to the opportunity to contribute to the Company's future as we work together during this exciting time of change."

    Strategic Changes

    In its second quarter earnings release on August 31, the Company announced it was considering accelerating its recently enhanced real estate strategy and modifying its historical inventory management model. Today's announcement reflects a plan, approved yesterday by the board of directors at its regular quarterly meeting, which is based upon a comprehensive analysis of the performance of each of the Company's stores and the impact of the Company's packaway inventory model on its ability to effectively serve its customers.

    "These strategic changes are designed to enhance the shopping experience for our customers and put the Company on a solid foundation for profitable and sustainable growth in the future," said David Perdue. "Fiscal 2007 will be a year of transition for us as our team will be highly focused on executing this plan. We expect these changes will ultimately strengthen our store base, improve our long-term profitability and create value for our shareholders."

    In connection with the accelerated implementation of this new inventory model and planned store closings, the Company will incur higher markdowns on inventory during the transition period and expects to recognize additional pre-tax costs and charges of approximately $138 million, including $74 million related to store closings and $64 million related to the Company's elimination of its packaway inventory management model. Of this total, approximately $80 million will be reflected in the Company's financial statements for the fiscal 2006 third quarter ended November 3, 2006.

    Real Estate Plan

    As a first step towards revitalizing Dollar General's store base, the Company has completed a strategic review of its real estate portfolio and plans to close approximately 400 stores during fiscal 2007. These closings will be in addition to those closed in the normal course of business. The Company will continue to evaluate its store base for additional closing candidates as part of its revitalization efforts.

    As part of its new store strategy, the Company currently expects to open a total of approximately 600 new stores in fiscal 2006. Going forward, the Company plans to open approximately 300 and 400 new stores in fiscal 2007 and 2008, respectively, and to relocate or remodel approximately 300 stores in each of these years. The Company plans to return to a higher rate of store openings thereafter, beginning in fiscal 2009, when it plans to open approximately 700 new stores and relocate or remodel 450 stores. The Company will continue to apply rigorous criteria to new and existing stores and will look for other enhancements to optimize its real estate strategy for profitable growth.

    "We want our customers to enjoy shopping at Dollar General and to find the right stores in the right locations - stores that are appealing, clean, and convenient," said Kathleen Guion, division president of store operations and store development. "We believe our new real estate strategy and tools enable us to more accurately identify which stores we need to open, close, relocate or remodel - leading to a more strategic portfolio of high-potential stores and allowing our operations team to better focus and deploy resources where near-term opportunities are greatest. Long-term, we believe this model still provides the potential to grow square footage by as much as 10 percent per year. By reinforcing our current portfolio now, we will be better positioned to exploit this potential in the future."

    The Company currently estimates the pre-tax exit costs and charges related to this real estate plan to be $74 million. An estimated $16 million of these costs and charges will be recorded in the third quarter of fiscal 2006, primarily related to asset impairments (including $8 million of below-cost inventory adjustments and $8 million of fixed assets) in the stores to be closed. The remaining $58 million of these costs and charges are expected to be recorded primarily in fiscal 2007. The estimated amount and timing of these costs and charges are preliminary and may vary materially depending on various factors, including timing in the execution of the plan, the outcome of negotiations with landlords and/or potential sublease tenants, the accuracy of assumptions used by management in developing these estimates and final inventory levels.

    The table below summarizes the types of expenses and identifies the estimated non-cash and cash components associated with the store closing plan:

                                                        Future
Pre-tax Costs ($ Millions)                   Non-Cash     Cash   Total
----------------------------------------------------------------------
Lease contract termination costs                 $ -      $38     $38
One-time employee termination benefits             -        1       1
Other associated store closing costs               -        9       9
Inventory markdowns below cost and
 liquidation fees                                 12        5      17
Asset impairment and accelerated
 depreciation                                      9        -       9
----------------------------------------------------------------------
Total                                            $21      $53     $74
======================================================================

    Inventory Management Improvements

    To better meet its customers' needs and to ensure an appealing, fresh merchandise selection, the Company will discontinue its traditional packaway management model. With few exceptions, the Company plans to eliminate, through in-season and other markdowns, existing seasonal, home and apparel packaway merchandise by the close of fiscal 2007. In addition, beginning in fiscal 2007, the Company plans to clear virtually all current-year non-replenishable merchandise by taking end-of-season markdowns, allowing for increased levels of newer, current-season merchandise. The Company believes this strategy change will enhance the appearance of its stores and will positively impact customer satisfaction as well as the store employees' ability to manage stores, ultimately resulting in higher sales, increased gross margin, lower employee turnover, and decreased inventory shrink and damages. The Company also expects this improved SKU management will result in more appropriate per store inventory levels.

    Based on the Company's estimate of the sell-through of inventory over this shortened timeframe, the Company expects to incur markdowns from retail at significantly higher levels for the remainder of fiscal 2006 and throughout 2007 than in previous years, resulting in a lower expected gross margin. Specifically, the gross margin rate to sales is projected to be in the low 27 percent range in fiscal 2007. The Company anticipates selling off approximately $300 million (at cost) of inventory, the majority of which is 2006 receipts, including 2006 Holiday merchandise. After the transition period, the Company is targeting a gross margin rate to sales of approximately 28 percent for fiscal 2008 and 29 percent for fiscal 2009. The Company expects to increase its sales mix of higher margin categories, such as home, apparel and seasonal merchandise, as the Company becomes increasingly able to improve its merchandise assortments and stock its shelves with more current inventory. Achievement of these gross margin targets is contingent upon this expected sales mix improvement as well as effective inventory management and reductions in inventory shrink and damages.

    In addition, based on these markdown estimates, the Company anticipates recording an estimated below-cost inventory adjustment of approximately $64 million (in addition to $8 million relating to inventory in stores to be closed as discussed above) in the third quarter of fiscal 2006 to reflect the impact of this revised strategy. The estimated amount of the below-cost inventory adjustment is based on management's assumptions regarding the timing and adequacy of markdowns and the final adjustment may vary materially from the estimate depending on various factors, including timing in the execution of the plan and the accuracy of assumptions used by management in developing these estimates. In addition to the costs above, the Company expects to incur incremental store labor and advertising costs in the fourth quarter of 2006 and throughout fiscal 2007, which will be expensed as incurred, to aid in the execution of this plan.

    "Removing the packaway component from our inventory management model enables us to be more flexible in our merchandising efforts, react more quickly to customer demands and keep our merchandise selection fresh," said Beryl Buley, division president of merchandising, marketing and supply chain. "It will enable us to be more disciplined and agile in our buying decisions and pricing strategies going forward, which we expect will strengthen our margins and support same-store sales growth once implemented successfully."

    $500 Million Share Repurchase Authorization

    The Company also announced that its board of directors authorized the repurchase of up to $500 million of its outstanding common stock over the next two years. Purchases may be made in the open market or in privately negotiated transactions from time to time subject to market conditions and the limitations in the authorization. The Company expects to repurchase the total authorization prior to its expiration on December 31, 2008.

    Conference Call to Discuss this Release

    The Company will host a conference call today at 4:00 p.m. CST/5:00 p.m. EST to discuss this announcement. If you wish to participate in the conference call, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com by clicking on the homepage "Spotlight Item." A replay of the conference call will be available through Wednesday, December 13, online or by calling (334) 323-7226. The pass code for the replay is 69404357.

    Third Quarter Earnings Release and Conference Call

    The Company is in the process of finalizing its third quarter financial statements in light of the Board's decisions yesterday. It will host a conference call on Tuesday, December 12, 2006, at 9:00 a.m. CST/10:00 a.m. EST to discuss the fiscal third quarter's financial results, to be released before the market opens on December
12. If you wish to participate in the conference call, please call
(334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General". The call will also be broadcast live online at www.dollargeneral.com by clicking on the homepage "Spotlight Item." A replay of the conference call will be available through Friday, December 15, online or by calling (334) 323-7226. The pass code for the replay is 33961603.

    Forward Looking Information

    This press release contains forward-looking information, including but not limited to, the expected number of new store openings, relocations and remodels in each of fiscal 2006, 2007, 2008 and 2009, long-term annual square footage growth potential, certain planned real estate and merchandising strategic and operational changes and the related timing, charges and costs estimates and anticipated results and benefits, the expected level of share repurchases over a two-year period, and the internal gross margin rate expectations and targets for fiscal 2007, 2008 and 2009. The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "target," "potential," "forecast," "goal," "intend," "should," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual results to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company has discussed within this release various factors that may result in actual results differing from such forward-looking information. Additional factors include, but are not limited to:

    -- the inability to effectively execute strategic and operating initiatives, particularly those relating to the real estate and merchandising changes discussed in this release, or to achieve an acceptable rate of return on those investments;

    -- customer response to the Company's merchandising, advertising and promotional efforts that is not in line with the Company's expectations;

    -- the Company's ability to anticipate shifting consumer buying patterns and implement appropriate inventory strategies;

    --  changes in merchandise mix;

    -- unanticipated markdowns due to inventory imbalances or other reasons;

    -- the inability to effectively and efficiently operate its stores, including the inability to control losses resulting from inventory and cash shrinkage;

    -- insufficient cash flow or ability to borrow sufficient funds to support the expected share repurchases;

    -- a deterioration in general economic conditions that may impact consumer spending, cause consumers to consolidate their shopping trips or impact the Company's costs of doing business, such as employment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

    --  changes in interest rates;

    -- borrowings under the Company's amended credit facility that exceed the Company's expectations, as well as the Company's ability to maintain compliance with the covenants and other obligations contained in its credit facility and other financing documents or to obtain appropriate amendments or waivers;

    -- seasonality of the Company's business such as a sales shortfall during the fourth quarter;

    --  competition in the retail industry;

    -- unusually adverse weather conditions, natural disasters, pandemic outbreaks, boycotts or similar disruptions;

    -- existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

    -- the Company's ability to obtain attractive pricing and other terms from its vendors;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs and the Company's profitability;

    -- the Company's inability to pass on incremental pricing changes to its customers;

    --  labor shortages in the transportation industry;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    -- the loss of key members of the Company's senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company's expansion schedule;

    -- the Company's ability to open new stores on schedule and to expand into additional market areas, which may depend upon, among other things, the availability of attractive store locations; the ability to negotiate favorable lease terms; the ability to hire and train new personnel, especially store managers; the ability to identify customer demand in different geographic areas; general economic conditions; the availability of sufficient funds for expansion; and the Company's ability to successfully anticipate all of the challenges imposed by the expansion of its operations;

    --  store closings materially in excess of anticipated levels;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded information systems and technology or with the maintenance or adequate support of existing systems, or the Company's inability to meet its informational technology staffing needs;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products, as well as the Company's ability to timely comply with those regulations or to adequately execute a required recall;

    -- higher than expected increases in health, workers' compensation, general liability, property or other insurance costs or unexpected escalations in the Company's loss rates or higher than anticipated loss experience;

    --  results of legal proceedings and claims;

    --  the inability to obtain indemnification from foreign vendors;
        and

    -- the other risk factors described in the Company's Form 10-K, most recent Form 10-Q and subsequent periodic filings with the Securities and Exchange Commission ("SEC"), as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 8,276 neighborhood stores as of November 24, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The Company's store support center is located in Goodlettsville, Tennessee. Dollar General's website can be reached at www.dollargeneral.com.


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209